Exhibit 99.2

Released: January 17, 2017	Contact: Brian Dingerdissen Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com Donna Alston Manager, Communications O: 610.645.1095 M: 484.368.4720 DPAlston@AquaAmerica.com

AQUA AMERICA PROVIDES 2017 EARNINGS GUIDANCE

•	2017 earnings per diluted common share estimated at $1.34 to $1.39

•	Company expects to invest record amount in infrastructure in 2017

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR), one of the largest U.S.-based, publicly traded water and wastewater utilities, today announced its earnings guidance for 2017, and reaffirmed its guidance for the year ended December 31, 2016.

2017 Guidance Highlights

•	Earnings per diluted common share of $1.34 to $1.39

•	Same-system operations and maintenance expenses increase of 1 to 2 percent

•	More than $450 million in infrastructure improvements in 2017 for communities served by Aqua; more than $1.2 billion planned through 2019 in existing operations to improve and strengthen systems

•	Aqua Pennsylvania expected to file infrastructure investment charge in 2017 and rate case filing likely in 2018, with resolution expected in 2019

•	Total customer growth of 1.5 to 2 percent

“Our confidence in our ability to deliver long-term value for our stakeholders is reflected in our 2017 guidance,” said President and Chief Executive Officer of Aqua America Christopher Franklin. “Growing our customer base through acquisitions, prudently investing to renew our aging infrastructure, and creating efficiencies across the organization remain among our highest priorities.”

“We will continue our ongoing commitment to maintaining a sustainable business by capitalizing on our core capabilities,” Franklin added. “We are optimistic about the increasing volume of opportunities we see in the water and wastewater markets, which should allow us to bring our world-class service to more customers.”

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings Guidance Call Information

Date: January 17, 2017

Time: 10 a.m. EST (please dial in by 9:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 6198268

The company’s conference call with financial analysts will take place on Tuesday, January 17, 2017 at 10 a.m. Eastern Standard Time. The call and presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 1 p.m. on Jan. 17, 2017 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 6198268). International callers can dial +1 719.457.0820 (pass code 6198268).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water and wastewater utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal years ending in 2016 and 2017; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the expected increase in customer base for the fiscal years ending in 2016 and 2017; the company’s expected same-system operations and maintenance expense increase for the fiscal years ending in 2016 and 2017; the company’s ability to control expenses and create and maintain efficiencies; the anticipated amount of capital investment from 2016 through 2019; the company’s filing of a Pennsylvania DSIC case in 2017 and a Pennsylvania rate case in 2018; and, the volume and pace of opportunities in the water and wastewater field. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities willingness to privatize its water and/or wastewater utilities; the company’s success in its Pennsylvania DSIC and rate filings; and other factors discussed in our Annual Report on Form 10-K, which is on filed annually with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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